SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A
POST-EFFECTIVE AMENDMENT NO. 5
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
THE IMMUNE RESPONSE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation or Organization)	33-0255679 (I.R.S. Employer Identification Number)
5931 Darwin Court, Carlsbad, California 92008
(Address of Principal Executive Offices) (Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

None	None
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to Instruction A.(d), check the following box. ☑
Securities Act registration statement file number to which this form relates: N/A
Securities to be registered pursuant to Section 12(g) of the Act:
Series E Participating Preferred Stock Purchase rights
(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.
Item 1 is hereby amended by adding the following disclosure:
     Effective as of March 28, 2006, The Immune Response Corporation (the “Company”), Computershare Trust Company, Inc. and American Stock Transfer & Trust Company entered into Amendment No. 5 (“Amendment No. 5”) to the Rights Agreement dated as of February 26, 1992, as amended by Amendment No. 1 dated as of April 17, 1997, Amendment No. 2 dated as of December 20, 2001, Amendment No. 3 dated as of February 20, 2002, and Amendment No. 4 dated as of April 1, 2003 (the “Rights Agreement”).
     Amendment No. 5 appointed American Stock Transfer & Trust Company as successor Rights Agent under the Rights Agreement, effective as of March 28, 2006, and as of such date, Computershare Trust Company, Inc. was relieved of its duties as Rights Agent under the Rights Agreement.
     Amendment No. 5 also amended the Rights Agreement to provide that the acquisition of certain Company securities by Qubit Holdings LLC, Cheshire Associates LLC, Cornell Capital Partners LP, Spencer Trask Ventures, Inc. (or its designees), Spencer Trask Intellectual Capital Company LLC or the investors in the 2006 Private Placement, or their respective Affiliates, would not, by virtue of the acquisition of such securities, cause such person to become an “Acquiring Person” or trigger a “Stock Acquisition Date” or “Distribution Date,” as such terms are defined in the Rights Agreement. Additionally, Amendment No. 5 amended the Rights Agreement to provide that Kevin B. Kimberlin and his Affiliates (collectively, the “Kimberlin Entities”) would not be deemed an “Acquiring Person” and that no “Stock Acquisition Date” or “Distribution Date” would be deemed to have existed by virtue of any acquisition of any Company securities by the Kimberlin Entities before March 28, 2006 or by virtue of the conversion or exercise by them of any derivative securities issued before March 28, 2006.
Item 2. Exhibits.
The following exhibits are filed as part of this Registration Statement:

4.1	Form of Rights Agreement dated as of February 26, 1992, which includes as Exhibit B the form of Rights Certificate. Pursuant to the Rights Agreement, Rights Certificates will not be mailed until the earlier of (i) a public announcement that a person or a group of affiliated or associated persons has acquired beneficial ownership of securities representing 15% or more of the outstanding common stock or (ii) ten days after a person or a group of affiliated or associated persons has commenced or announced an intent to commence a tender offer or exchange offer which, upon consummation thereof, would cause such person or group to own beneficially securities representing 15% or more of the outstanding common stock (filed as Exhibit 1 to the Company’s Registration Statement on Form 8-A and incorporated herein by reference).

4.2	Amendment No. 1 to Rights Agreement dated as of April 17, 1997 (filed on December 26, 2001 as Exhibit 4.2 to Amendment No. 1 to the Company’s Registration Statement on Form 8-A and incorporated herein by reference).

4.3	Amendment No. 2 to Rights Agreement dated as of December 20, 2001 (filed on December 26, 2001 as Exhibit 4.3 to Amendment No. 1 to the Company’s Registration Statement on Form 8-A and incorporated herein by reference).

4.4	Amendment No. 3 to Rights Agreement dated as of February 20, 2002 (filed on February 21, 2002 as Exhibit 4.4 to Amendment No. 2 to the Company’s Registration Statement on Form 8-A and incorporated herein by reference).

4.5	Amendment No. 4 to Rights Agreement dated as of April 1, 2003 (filed on October 28, 2003 as Exhibit 4.5 to Amendment No. 4 to the Company’s Registration Statement on Form 8-A and incorporated herein by reference).

4.6	Amendment No. 5 to Rights Agreement dated as of March 28, 2006, among The Immune Response Corporation, American Stock Transfer & Trust Company and Computershare Trust Company, Inc.

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

The Immune Response Corporation
Date: August 21, 2006	By:	/s/ Michael K. Green

Michael K. Green
Chief Operating Officer & Chief Financial Officer

INDEX TO EXHIBITS

EXHIBIT	EXHIBIT
NUMBER

4.1	Form of Rights Agreement dated as of February 26, 1992, which includes as Exhibit B the form of Rights Certificate. Pursuant to the Rights Agreement, Rights Certificates will not be mailed until the earlier of (i) a public announcement that a person or a group of affiliated or associated persons has acquired beneficial ownership of securities representing 15% or more of the outstanding common stock or (ii) ten days after a person or a group of affiliated or associated persons has commenced or announced an intent to commence a tender offer or exchange offer which, upon consummation thereof, would cause such person or group to own beneficially securities representing 15% or more of the outstanding common stock (filed as Exhibit 1 to the Company’s Registration Statement on Form 8-A and incorporated herein by reference).

4.2	Amendment No. 1 to Rights Agreement dated as of April 17, 1997 (filed on December 26, 2001 as Exhibit 4.2 to Amendment No. 1 to the Company’s Registration Statement on Form 8-A and incorporated herein by reference).

4.3	Amendment No. 2 to Rights Agreement dated as of December 20, 2001 (filed on December 26, 2001 as Exhibit 4.3 to Amendment No. 1 to the Company’s Registration Statement on Form 8-A and incorporated herein by reference).

4.4	Amendment No. 3 to Rights Agreement dated as of February 20, 2002 (filed on February 21, 2002 as Exhibit 4.4 to Amendment No. 2 to the Company’s Registration Statement on Form 8-A and incorporated herein by reference).

4.5	Amendment No. 4 to Rights Agreement dated as of April 1, 2003 (filed on October 28, 2003 as Exhibit 4.5 to Amendment No. 4 to the Company’s Registration Statement on Form 8-A and incorporated herein by reference).

4.6	Amendment No. 5 to Rights Agreement dated as of March 28, 2006, among The Immune Response Corporation, American Stock Transfer & Trust Company and Computershare Trust Company, Inc.